Exhibit (d)(3)

IRREVOCABLE UNDERTAKING AND RELEASE

TO:	2869889 Ontario Inc. (the “Offeror”), an indirect, wholly-owned subsidiary of Viston United Swiss AG (“Viston”)

AND TO:	Viston

RE:	Letter Agreement dated July 5, 2022 between Petroteq Energy Inc. (“Petroteq”), the Offeror and Viston (the “Letter Agreement”)

DATE:	July ___, 2022

Reference is made to the Letter Agreement entered into with respect to certain matters relating to the Meeting, the CEO Search and the SEC Order Conditions, as well as other matters required for completion of the Offer and related transition planning and to demonstrate and confirm Petroteq’s continuing support for the Offer and its intent to provide sufficient comfort to Viston and the Offeror so as to enable the Offer to be consummated for the benefit of Petroteq and its shareholders. All capitalized terms, unless otherwise defined herein, shall have the meaning given to such term in the Letter Agreement.

IN CONSIDERATION for, among other things, the parties entering into the Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, a director on the Petroteq Board, undertakes:

1.	to approve an increase in the size of the Petroteq Board (subject to the requirements of applicable corporate law) forthwith upon being requested to do so in writing by the Offeror;

2.

to resign as a director and officer of Petroteq forthwith upon being requested to do so in writing by the Offeror and will, upon receiving payment of all outstanding fees and other amounts owed by Petroteq to the undersigned and upon receiving appropriate releases from Petroteq consistent with its obligations to its officers and directors, execute and deliver to Petroteq and to the Offeror the form of resignation and release set out in Appendix 1 appended hereto; and

3.

to appoint each of the nominees selected by the Offeror to fill the vacancies created by the increase in the size of the Petroteq Board, if applicable, and such resignations (subject in all cases to such nominees being qualified to act as directors under the requirements of applicable corporate law, securities laws, and the policies of the TSX Venture Exchange) forthwith upon being requested to do so in writing by the Offeror, in each case, consistent with the terms of the Letter Agreement.

The undersigned acknowledges and agrees that the Offeror is relying upon this Irrevocable Undertaking and Release and the assurances contained herein.

These undertakings shall become effective upon the Offeror first taking up and paying all required consideration and amounts for the common shares of Petroteq tendered to the Offer.

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This Irrevocable Undertaking and Release is governed by, and is to be interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

IN WITNESS WHEREOF this Irrevocable Undertaking and Release has been duly executed by the undersigned as at the date first mentioned above.

Witness:	Director:

Name:	Name:

APPENDIX 1

RESIGNATION AND RELEASE

TO:	Petroteq Energy Inc. (the “Corporation”)

AND TO:	2869889 Ontario Inc. (the “Offeror”), an indirect, wholly-owned subsidiary of Viston United Swiss AG (“Viston”)

AND TO:	Viston

RE:

Completion of the first take up and pay for the common shares of the Corporation pursuant to the offer to purchase and circular dated October 25, 2021 in respect of an offer made by the Offeror to purchase all of the issued and outstanding common shares of Petroteq Energy Inc. (the “Original Offer”), as such Original Offer has been modified by (i) a notice of variation and extension dated February 1, 2022, (ii) a notice of extension dated February 24, 2022, (iii) a notice of extension dated April 14, 2022, and (iv) a notice of variation and extension dated June 17, 2022, and as may be further varied and extended, from time to time prior to the date hereof, referred to herein as the “Offer”.

For value received:

1.	the undersigned hereby resigns as a director and officer of the Corporation and its subsidiaries effective immediately; and

2.

the undersigned irrevocably releases the Corporation, the directors, officers, employees, shareholders and representatives of the Corporation, and each of their respective heirs, executors, administrators, legal representatives and successors (all of those persons and entities being called the “Releasees”) from all claims of any kind which the undersigned or the undersigned’s heirs, executors, administrators, legal representatives, successors or assigns ever had, now have, or may in the future have against the Releasees or any of them by reason of any cause, whether known or unknown, arising out of the undersigned having been a director, officer, employee, fiduciary, shareholder, creditor or representative of the Corporation; provided, however, that nothing in this Resignation and Release will release the Releasees from any indemnification or other obligations that they have to the undersigned under section 136 of the Business Corporations Act (Ontario) or under the terms of the Corporation’s by laws, and this Resignation and Release will not prejudice or impair in any way the undersigned’s rights under any insurance maintained for the benefit or protection of the directors and officers of the Corporation, including without limitation, directors’ and officers’ liability insurance.

In addition, the undersigned:

1.	represents and warrants that the undersigned has not assigned and will not assign to any other person or entity any of the claims that the undersigned is releasing in this Resignation and Release;

2.

agrees not to make any claim or to initiate any proceedings against any person who or entity which, in respect of the claims released by this Resignation and Release, might claim contribution from, or to be indemnified by, any of the Releasees; and

3.

confirms that the undersigned has received payment of all outstanding fees and other amounts owed by the Corporation to the undersigned by virtue of having been a director, officer, employee, fiduciary, shareholder, creditor or representative of the Corporation.

The provisions of this Resignation and Release will be binding upon the undersigned and the undersigned’s heirs, executors, administrators, legal representatives, successors and assigns.

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This Resignation and Release is governed by, and is to be interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

The undersigned has executed this Resignation and Release on this         day of                 , 2022.

SIGNED AND DELIVERED in the presence of:
Name:	Name: